EXHIBIT 99

Press Contact: W. Don Cornwell

Analyst Contact: Larry Wills

Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

GRANITE BROADCASTING REPORTS

SECOND QUARTER 2005 RESULTS

-Results In-Line with Guidance-

-Station Group Achieved Significant Margin Improvement-

NEW YORK, August 11, 2005 — Granite Broadcasting Corporation (OTCBB: GBTVK) today reported results for the second quarter of 2005.  Second quarter revenue increased 6.3 percent during the quarter, including the results of the new stations in Fort Wayne, Indiana and Duluth, Minnesota, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.  Excluding the results of the new stations, net revenue declined approximately 3.2 percent.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are very pleased with our results for the second quarter. Our station group increased net revenue 6.3 percent, decreased expenses 1.8 percent and improved our margins by 580 basis points.  Results were driven by the performance of the stations we operate in Fort Wayne, Indiana and Duluth, Minnesota, as well as by our Buffalo ABC and Detroit WB affiliates.”

John Deushane, Chief Operating Officer, said, “We had many success stories across the group this quarter with significant margin improvement as a result of revenue gains in certain markets and expense controls across our station group.  Our ABC affiliates generated a very healthy net revenue increase of nearly 7 percent on the strength of ABC network primetime and our local news.  Our Detroit WB affiliate increased net revenue over 6 percent driven by local revenue growth as the station continued to benefit from its long-term partnership with the Detroit Pistons.  Our Duluth NBC affiliate had very healthy growth in non-political advertising, enabling it to replace the substantial amount of political advertising it received during the second quarter of 2004 as a Presidential battleground market.  Weak advertising environments impacted our two California stations, with the San Francisco market down over 15 percent and the Fresno market down an estimated 9 percent during the quarter.  Excluding the results of the California stations, operating margins for the station group improved by over 800 basis points.”

Mr. Deushane continued, “The operation of the new stations in Fort Wayne and Duluth continues to go according to plan.  Both viewers and advertisers have shown their appreciation for the additional news and entertainment options that our shared services arrangement with Malara Broadcast Group provides.  We are very pleased with the results of the May ratings book in both Fort Wayne and Duluth, where the 5 p.m. news ratings of the market-leading stations, WPTA and KBJR, have increased 48 percent and 63 percent, respectively, in adults 18-49.  We achieved over 70 percent of the targeted cost benefits within the first month of the arrangement, and expect to achieve virtually all of the targeted $4.0 million of annualized savings within the first year of operations.”

Mr. Cornwell concluded, “In the last 12 months we have executed on several fronts to strengthen our station group, lower operating and corporate expenses and improve operating leverage.  As a result, our station group is seeing solid operating momentum and improving margins.  While we have made substantial progress in growing our operating cash flow, we will move ahead in the near term with changes to our asset mix in order to improve our capital structure and liquidity. We look forward to updating you in the future as we execute our strategic plan.”

SECOND QUARTER RESULTS

THREE MONTHS ENDED JUNE 30, 2005

VERSUS THREE MONTHS ENDED JUNE 30, 2004

Net revenue increased 6.3 percent or $1.8 million to $31.0 million. Decreases in political and non-political advertising revenue were more than offset by the inclusion of a full quarter of operations of new affiliated stations in Fort Wayne and Duluth in 2005, consolidated as a result of the strategic shared services arrangement with Malara Broadcast Group.

Station operating expenses decreased 1.8 percent to $21.9 million. Lower film amortization expense at the Company’s WB affiliates and reduced costs at the Buffalo

ABC affiliate were offset, in part, by the inclusion of a full quarter of operations of the new stations in Fort Wayne and Duluth in 2005.

Big Three Affiliates

Net revenue at the Big Three affiliates increased 14 percent. Decreases in political advertising revenue and national non-political advertising revenue were more than offset by an increase in local non-political advertising revenue and the inclusion of a full quarter of operations of the new affiliated stations in Fort Wayne and Duluth in 2005. The Big Three affiliates contributed 74 percent to net revenue during the quarter.

Station operating expenses at the Big Three affiliates increased 8.4 percent.  Decreases in operating expense due to cost-savings initiatives at the Buffalo ABC affiliate were more than offset by the inclusion of a full quarter of operations of the new stations in Fort Wayne and Duluth in 2005.

WB Affiliates

Net revenue at the WB affiliates decreased 11.1 percent.  A healthy 6.1 percent net revenue gain at the Detroit WB affiliate driven by double-digit local revenue growth was offset by a 21.6 percent decrease in net revenue at the San Francisco WB affiliate due to declines in the retail, entertainment, instructional school and automotive categories resulting from a soft advertising market.  The WB affiliates contributed 26 percent to net revenue during the quarter.

Station operating expenses at the WB affiliates decreased 18.6 percent due primarily to decreased film amortization expense.

The Company has made substantial progress replacing unprofitable programming at its WB affiliates with competitive, profitable programming. The Company achieved a 6.4 percent reduction in annual cash programming payments at its WB affiliates in 2004 versus 2003, and anticipates a 12 percent reduction in 2005 versus 2004 and a 50 percent reduction by 2007 versus 2003.

THIRD QUARTER 2005 GUIDANCE

Includes consolidated results of Malara Broadcast Group

Commenting on the outlook for the quarter ending September 30, 2005, Larry Wills, Chief Financial Officer, said, “We expect to see revenue growth at the Big Three affiliates despite the absence of $3.5 million of political and Olympic revenue, which represented 16.6 percent of last year’s advertising revenue.  The absence of political and Olympic revenue will be more than offset by the addition of the two new stations consolidated as a result of the Malara transaction.  At the WB affiliates, we expect revenue gains at our Detroit station will be offset by declines at our San Francisco station resulting from the continued softness in that market.  Therefore, at this time, we expect third quarter net revenue in the range of flat to up 3 percent and station operating expenses to decrease between 4.0 and 5.0 percent (See Table 2).”

Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $1.8 million in the third quarter.

•                  Amortization expense is expected to be approximately $2.3 million in the third quarter.

•                  Corporate expense (excluding performance awards) is expected to be approximately $2.6 million in the third quarter.

•                  Performance award expense for awards granted on February 25, 2003 is expected to be $320,000 in the third quarter.

•                  Non-cash compensation expense is expected to be approximately $95,000 for the third quarter.

•                  Interest expense is expected to be approximately $11.1 million in the third quarter.

•                  Non-cash interest expense is expected to be approximately $1.1 million in the third quarter.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the third quarter.

•                  Capital expenditures are expected to be approximately $2.7 million in the third quarter and $5.0 million for the full year.

Granite will host a teleconference to discuss its second quarter 2005 results on Thursday, August 11, 2005 at 10:30 a.m. Eastern Daylight Time.  To access the teleconference, please dial 415-247-8567 ten minutes prior to the start time.  The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at www.granitetv.com.  If you cannot listen to the teleconference at its normal time, there will be a replay available through August 18, 2005 that can be accessed by dialing 1-800-633-8284 (US callers) or +1-402-977-9140 (International callers), passcode: 21250779.  The webcast will also be archived on the Company’s website for 30 days.

*  *  *  *

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. These forward-looking statements generally can be identified as statements that include phrases such as “look forward”, “guidance”, “outlook”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (OTCBB: GBTVK) owns and operates, or provides programming, sales and other services to 13 television stations in the following 8 markets: San Francisco, California, Detroit, Michigan, Buffalo, New York, Fresno, California, Syracuse, New York, Fort Wayne, Indiana, Peoria, Illinois, and Duluth, Minnesota-Superior, Wisconsin. The Company’s television station group includes affiliates of the NBC, CBS, ABC, WB and UPN networks, and reaches approximately 6% of all U.S. television households.

(Financial tables are attached)

Table 1

Financial Results (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net revenue	$31,011	$29,163	$56,748	$55,164
Station operating expenses	21,912	22,312	43,061	43,403
Depreciation expense	1,446	1,724	3,274	3,487
Amortization expense	2,395	1,882	4,435	3,764
Corporate expense	2,725	2,954	5,423	5,974
Performance award expense	320	524	640	1,049
Non-cash compensation expense	94	132	188	435
Operating income (loss)	2,119	(365)	(273)	(2,948)

Interest expense	11,141	9,872	21,331	19,745
Interest income	(289)	(284)	(738)	(517)
Non-cash interest expense	1,145	1,134	2,218	2,280
Non-cash preferred stock dividend	6,387	6,387	12,774	12,774
Other expense	89	423	168	563

Loss before income taxes	(16,354)	(17,897)	(36,026)	(37,793)
Benefit for income taxes	(147)	(2,194)	(325)	(4,678)
Net loss	$(16,207)	$(15,703)	$(35,701)	$(33,115)
Net loss attributable to common shareholders	$(16,207)	$(15,703)	$(35,701)	$(33,115)

Per basic and diluted common share:
Basic and diluted net loss per share	$(0.83)	$(0.81)	$(1.83)	$(1.71)
Weighted average common shares outstanding	19,577,000	19,381,000	19,539,000	19,350,000

Supplemental Financial Data:
Capital expenditures	$731	$1,468	$969	$2,733
Program amortization	$3,881	$4,716	$7,816	$9,523
Program payments	$5,698	$6,098	$11,410	$12,317

-MORE-

Table 2

Third Quarter 2005 Guidance (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended September 30,
	2004	2005		Percent Change
		High	Low	High	Low

Net revenue	$27,046	$27,857	$27,046	3.0%	0.0%
Station operating expenses	25,127	23,915	24,166	-4.8%	-3.8%
Depreciation expense	1,710	1,787	1,787
Amortization expense	2,127	2,310	2,310
Corporate expense	2,736	2,563	2,563
Performance award expense	1,912	320	320
Corporate separation agreement expense	1,251	—	—
Non-cash compensation expense	110	95	95
Operating loss	$(7,927)	$(3,133)	$(4,195)

Supplemental Financial Data:
Program amortization	$8,031	$5,269	$5,269
Program payments	$5,926	$5,723	$5,723

-END-